UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): 4/6/2010

Market Leader, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 000-51032

Washington	91-1982679
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

11332 NE 122nd Way, Suite 200, Kirkland WA 98034

(Address of principal executive offices, including zip code)

425-952-5500

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 6, 2010, the board of directors of the Company appointed Michael T. Galgon as a Class III director, with a term expiring at the Company’s 2010 Annual Meeting of Shareholders. Mr. Galgon was also appointed to the compensation and nominating and corporate governance committees of the Company’s board of directors.

Mr. Galgon, age 42, served as Chief Advertising Strategist for Microsoft Corporation from August 2007 until January 2009. In 1997, he co-founded aQuantive, Inc. (formerly Avenue A, Inc.), an Internet media company, where he served as President and General Manager from 1997 through 1999; and as Chief Strategy Officer from 2000 to 2007. Prior to founding aQuantive, Mr. Galgon served as a full-time volunteer with Volunteers In Service To America (VISTA) from October 1994 to October 1995 and as an officer in the U.S. Navy from 1990 to 1994. He currently serves as a director for BuddyTV, a privately held company; and for Global Partnerships, a Seattle-based microfinance organization. Mr. Galgon holds an M.B.A. from the Harvard Business School and a bachelor’s degree in economics from Duke University.

Mr. Galgon will receive the standard compensation received by the Company’s non-employee directors. The standard compensation arrangements received by the Company’s non-employee directors are described in the Company’s proxy statement for its 2009 Annual Meeting, as filed on April 10, 2009 with the Securities and Exchange Commission, in the section entitled “Board of Directors and Corporate Governance – Director Compensation; Cash Component; Equity Component”.

On April 6, 2010, the Company issued a press release regarding the appointment of Mr. Galgon, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

99.1 Press release issued by Market Leader, Inc. dated April 6, 2010.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Market Leader, Inc.

Date: April 7, 2010	By:	/s/ Jacqueline Davidson
Jacqueline Davidson
Chief Financial Officer

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